UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 12, 2017

ViaSat, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-21767	33-0174996
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6155 El Camino Real

Carlsbad, California 92009

(Address of Principal Executive Offices, Including Zip Code)

(760) 476-2200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective July 12, 2017, the Board of Directors (the “Board”) of ViaSat, Inc. (the “Company”) increased the size of the Board to nine directors and appointed Varsha Rao as a director to fill the newly created vacancy on the Board. Ms. Rao will serve as a Class III director, with an initial term expiring at the Company’s 2017 Annual Meeting of Stockholders. With the appointment of Ms. Rao, the Board now consists of nine members, seven of whom are independent directors.

Ms. Rao is the former Head of Global Operations at Airbnb, Inc., a global travel marketplace, a role she held from 2013 to 2016, and where she currently serves as an Advisor. From 2011 to 2013, she served as the Senior Vice President International of LivingSocial, Inc. (owned by Groupon), an online marketplace for daily deals. From 2008 to 2011, Ms. Rao served as the Chief Executive Officer of SingTel Digital Media Pte Ltd., an online search and lifestyle portal and wholly-owned subsidiary of SingTel. From 2004 to 2008, she served as Vice President and General Manager of OldNavy.com, an e-commerce division of Gap, Inc. She also previously founded and sold Eve.com, an online beauty retailer, and served as an Engagement Manager at McKinsey & Co., a consulting company. Ms. Rao earned a B.A. degree in Mathematics and a B.S. degree in Economics from the University of Pennsylvania, and an M.B.A. degree from the Harvard Business School.

Ms. Rao will be compensated under the Company’s non-employee director compensation policy as in effect from time to time, as most recently described in the Company’s 2016 proxy statement filed with the Securities and Exchange Commission on July 22, 2016. Ms. Rao will also enter into the Company’s standard form of director and officer indemnification agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 12, 2017	ViaSat, Inc.

	By:	/s/ Brett Church
Brett Church
Associate General Counsel